                                                                     EXHIBIT 11

                         STONE CONTAINER CORPORATION
                   COMPUTATION OF PRIMARY AND FULLY DILUTED
                             NET INCOME PER SHARE
                       (in millions, except per share)

                                                             Three Months Ended
                                                                   March 31,
                                                                1996      1995
                                                              _______  _______
Primary Earnings Per Share
  Shares of Common Stock:
    Weighted average number of common shares
      outstanding..........................................     99.2     90.8
                                                              _______  _______

  Primary Weighted Average Shares Outstanding..............     99.2     90.8
                                                              =======  =======
  Net income...............................................   $ 32.4   $ 96.8

  Less:
    Series E Cumulative Convertible Exchangeable Preferred
      Stock dividend.......................................     (2.0)    (2.0)
                                                              _______  _______
  Net income used in computing primary net income per
    common share...........................................   $ 30.4   $ 94.8
                                                              =======  =======

  Primary Earnings Per Share...............................   $  .31   $ 1.04
                                                              =======  =======

Fully Diluted Earnings Per Share
  Shares of Common Stock:
    Weighted average number of common shares outstanding...     99.2     90.8
    Dilutive effect of options and warrants................       --       .1
    Addition from assumed conversion of 8.875% convertible
      senior subordinated notes............................      5.2     21.6
    Addition from assumed conversion of 6.75% convertible
      subordinated debentures..............................       --      2.7
    Addition from assumed conversion of Series E Cumulative
     Convertible Exchangeable Preferred Stock..............       --      3.4
                                                              _______  _______
  Fully Diluted Weighted Average Shares Outstanding........    104.4    118.6
                                                              =======  =======

  Net Income...............................................   $ 32.4   $ 96.8

  Less:
    Series E Cumulative Convertible Exchangeable Preferred
      Stock dividend.......................................     (2.0)    (2.0)
    Income adjustment associated with assumed conversion of
      Stone-Consolidated Corporation 8% convertible
      subordinated debentures..............................       --      (.8)

  Add back:
    Interest on 8.875% convertible senior subordinated
      notes................................................       .8      3.4
    Interest on 6.75% convertible subordinated debentures..       --      1.0
    Series E Cumulative Convertible Exchangeable Preferred
      Stock dividend.......................................       --      2.0
                                                              _______  _______

  Net income used in computing fully diluted net income
    per common share.......................................   $ 31.2   $100.4

  Fully Diluted Earnings Per Share.........................   $  .30   $  .85
                                                              =======  =======
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